Exhibit 10.10

PROMISSORY NOTE

September 30, 2010

    FOR VALUE RECEIVED, Pacific Entertainment Corporation (PEC), promises to pay to Michael Meader (Holder) the principal sum of eighty-five thousand, seven hundred thirty-seven dollars and six cents in U.S. Dollars ($85,737.06) plus accrued interest through September 30,2010 in the amount of four thousand, four hundred forty-three dollars and sixty-five cents ($4,443.65). This Note is delivered in complete and full payment of all amounts owed by PEC to Meader for that certain promissory note issued December 31, 2009.  Interest at a rate of six percent (6%) per annum shall accrue on the outstanding principal amount of the Note, along with accrued but unpaid interest, from October 1, 2010 until the Note (principal and interest) has been fully repaid. Interest will be computed on the basis of a 360-day year of twelve (12) 30-day months. PEC shall be required to pay the entire unpaid principal and any accrued interest by midnight, Pacific Time, on December 31, 2012 (Maturity Date).

    All payments under this Note shall be made to Holder at 5820 Oberlin Drive, Suite 203, San Diego, California 92121 or at such other address as Holder shall direct PEC in writing.

    This Note may be prepaid in whole or in part, without demand and without penalty, at the option of PEC and without consent of Holder.

    Should PEC default in the payment of principal and/or interest when due, the whole sum of principal due under this Note shall, at the option of Holder, be immediately due and payable without further demand or notice.

    This Note shall be governed by laws of the State of California, excluding its conflict of laws rules. The exclusive jurisdiction and venue of any legal action instituted by any party to this Note shall be San Diego County, California.

    PEC waives presentment, protest and demand, notice of protest, notice of demand and dishonor, and notice of nonpayment of this Note. PEC expressly agrees that this Note or any payment under this Note may be extended by Holder from time to time without in any way affecting the liability of PEC.

    The prevailing party in any action (i) to collect payment on this Note, (ii) in connection with any dispute that arises as to its enforcement, validity, or interpretation, whether or not legal action is instituted or prosecuted to judgment, or (iii) to enforce any judgment obtained in any related legal proceeding, shall be entitled to all costs and expenses incurred, including attorney fees.

    If any provision or any word, term, clause, or part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note and of the provision shall not be affected and shall remain in full force and effect.

    Any of the terms or conditions of this Note may be waived by Holder, but no such waiver shall affect or impair the rights of Holder to require observance, performance, or satisfaction, either of that term or condition as it applies on a subsequent occasion or of any other term or condition of this Note.

/s/ Klaus Moeller	/s/ Michael Meader
Klaus Moeller, Chief Executive Officer	Michael Meader
Pacific Entertainment Corporation